Exhibit 99.1

RLH CORPORATION ANNOUNCES SALE OF TWO HOTELS FOR $17.35 MILLION

Red Lion Hotels in Redding and Eureka, California to retain brand

DENVER (February 27, 2018) — RLH Corporation (NYSE:RLH) announced today the sale of Red Lion hotels in Redding and Eureka, California for $17.35 million. The two hotels are part of the 11 hotels being marketed for sale previously disclosed in October 2017 and are being sold to affiliates of the same buyer.

The buyer will continue to operate the hotels under the Red Lion Hotel brand in addition to an 80-room hotel in Monterey, California converting to a Red Lion this summer.

RLH Corporation’s total gain on the sales is expected to be over $6.0 million and $15.3 million of the proceeds of the sales were used for debt repayment at the closing.

“We are excited to close on the sale of the first two of the 11 hotels we have listed,” said RLH Corporation President and Chief Executive Officer Greg Mount. “Because of these sales, the company’s real estate-specific costs of interest, depreciation and amortization will be reduced. We anticipate that as we close on additional hotel sales, the elimination of real estate costs will enhance our ability to generate positive EPS in the future.”

The Redding and Eureka hotels accounted for $9.6 million combined revenue on an annual basis for 2017. The hotels’ combined adjusted EBITDA on consolidated reporting was $1.6 million and RLH Corporation’s share of the adjusted EBITDA was approximately $860,000 for 2017. This impact does not take into account the previously announced corporate overhead adjustments to reduce operating costs.

To learn more about franchising with RLH Corporation, visit franchise.rlhco.com.

About RLH Corporation

Red Lion Hotels Corporation is an innovative hotel company doing business as RLH Corporation and focuses on the franchising, management and ownership of upscale, midscale and economy hotels. The company focuses on maximizing return on invested capital for hotel owners across North America through relevant brands, industry-leading technology and forward-thinking services. For more information, please visit the company’s website at www.rlhco.com.

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Investor Relations Contact:

Amy Koch

O: 509-777-6417

C: 917-579-5012

investorrelations@rlhco.com

Media Contact:

Dan Schacter

Director, Social Engagement and Public Relations

509-777-6222

dan.schacter@rlhco.com